communication intelligence corporation

FOR IMMEDIATE RELEASE

CIC NAMES NEW BOARD MEMBER

Jeffrey T. Holtmeier to Replace Kurt E. Amundson

Redwood Shores, CA, August 12, 2011 – Communication Intelligence Corporation (“CIC”) (otcmarkets.com: CICI), a leading supplier of electronic signature solutions and the recognized leader in biometric signature verification, today announced the election of Jeffrey T. Holtmeier to its Board of Directors, effective immediately. Mr. Holtmeier will replace Kurt E. Amundson, who resigned from the Company’s Board of Directors on August 11, 2011.

Mr. Holtmeier has more than 25 years of successful entrepreneurship in the technology and communications fields. As CEO of GENext and through its subsidiary, China US Business Development, LLC, Mr. Holtmeier has assisted many US companies in establishing relationships in China, where he also co-founded Koncept International, Inc., a Chinese-based VoIP and digital media technology company. Prior to his involvement in the Chinese market, Mr. Holtmeier founded, built over seventeen years and successfully sold InfiNET, then one of the largest independently owned voice and data companies in the United States. Mr. Holtmeier was a recipient of the prestigious Ernst & Young, NASDAQ/USA Today “Entrepreneur of the Year” award in 1999, and has served on the boards of numerous corporations and non-profit organizations. He will serve on CIC’s audit and compensation committees, which are comprised of independent members.

“Jeff is a seasoned and smart leader with deep experience in building and monetizing successful businesses both in the US and in China,” said Philip Sassower, CIC’s Chairman and Chief Executive Officer. “As we continue our efforts to revamp CIC and expand its horizons, we are confident that Jeff will be able to deliver valuable contributions. We are fortunate to have his commitment to join our board. We also want to thank Kurt Amundson for his years of service and for the contributions made to CIC during his tenure.”

About CIC
CIC is a leading supplier of electronic signature products and the recognized leader in biometric signature verification. CIC enables companies to achieve truly paperless workflow in their electronic business processes by providing multiple signature technologies across virtually all applications. CIC’s solutions are available both in SaaS and on-premise delivery models and afford “straight-through-processing,” which can increase customer revenue by enhancing user experience and can also reduce costs through paperless and

275 shoreline drive #500  ●  redwood shores  ●  ca  94065 usa  ●  650-802-7888 t  ●  650-802-7777f

virtually error-free electronic transactions that can be completed significantly quicker than paper-based procedures. CIC is headquartered in Redwood Shores, California. For more information, please visit our website at http://www.cic.com

CIC’s logo is a registered trademark of CIC. All other trademarks and registered trademarks are the property of their respective holders.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations & Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com

275 shoreline drive #500  ●  redwood shores  ●  ca  94065 usa  ●  650-802-7888 t  ●  650-802-7777f